Exhibit 99.1


         Callaway Golf Company Declares Dividend and Announces Plans to
           Repurchase up to an Additional $50 Million of Common Stock

    CARLSBAD, Calif.--(BUSINESS WIRE)--June 6, 2006--Callaway Golf Company (NYSE:ELY) announced today that the Board of Directors has authorized the Company to repurchase up to an additional $50.0 million of the Company's common stock in open market or in private transactions. The Company will assess market conditions and buying opportunities from time to time and will make strategic repurchases as appropriate. The repurchases will be made consistent with the terms of the Company's credit facility which defines the amount of stock that can be repurchased in any one year. The repurchase program will remain in effect until completed or until terminated by the Board of Directors.
    In November 2005, the Company had announced the implementation of a $50 million stock repurchase program. To date, the Company has repurchased under that program approximately 2.7 million shares at an average cost of $15.99 for a total cost of approximately $42.9 million. With the new $50.0 million program announced today, the Company has the aggregate authority to repurchase up to $57.1 million of its common stock under these programs.
    The Company also announced that the Board of Directors declared a dividend of $.07 per share, payable July 6, 2006, to shareholders of record as of June 19, 2006.

    Through an unwavering commitment to innovation, Callaway Golf creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Top-Flite(R), Odyssey(R) and Ben Hogan(R) brands. For more information visit www.callawaygolf.com.

    CONTACT: Callaway Golf Company
             Brad Holiday/Larry Dorman, 760-931-1771